Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES 2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact: Michael Ostrach Vice President and Chief Business Officer 510-665-7257 mostrach@dynavax.com

DYNAVAX AND MERCK AGREE ON FINAL REIMBURSEMENTS

Merck to Make $4 million Payment to Dynavax

BERKELEY, CA, March 15, 2010 -- Dynavax Technologies Corporation (NASDAQ: DVAX) announced today the successful completion of negotiations relating to Merck’s reimbursement obligations under the former partnership agreements covering the clinical development and commercialization of HEPLISAV™, Dynavax’s enhanced hepatitis B vaccine. Merck has agreed to make a $4.0 million payment to Dynavax covering expenses for the wind down period that followed its December 2008 written notification of the collaboration’s conclusion.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. The vaccine candidate is being evaluated in two Phase 3 studies that are directed toward fulfilling licensure requirements in U.S., Canada and Europe. In a completed pivotal Phase 3 trial, HEPLISAV demonstrated increased, rapid protection with fewer doses than current licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV and is developing the vaccine for large, high-value populations that are less responsive to current licensed vaccines, including individuals with chronic kidney disease. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist known as ISS to enhance the immune response.

About Hepatitis B Vaccines

Currently available hepatitis B vaccines require three doses over six months to achieve full immunogenicity in healthy patient populations. Because compliance with this vaccine regimen is low, new vaccines are needed to provide increased protection in a shorter timeframe.

Furthermore, currently available vaccines do not fully address the needs of several patient populations, including those with chronic kidney disease, HIV or chronic liver disease. In particular, patients with comprised immune systems require both rapid and enhanced protection, either because they are less responsive to conventional vaccine regimens or because they are at high risk of infection.

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About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV, an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward-looking Statements

This press release contains "forward-looking statements" that are subject to a number of risks and uncertainties, including expectations of clinical trial regulatory requirements for HEPLISAV. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether successful clinical and regulatory development and approval of HEPLISAV can occur in a timely manner or without significant additional studies or difficulties or delays in development or clinical trial enrollment, whether the studies can support registration for commercialization of HEPLISAV, the commercial potential for HEPLISAV and the Company's ability to obtain additional financing to support the development and commercialization of HEPLISAV and its other operations, possible claims against the Company based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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